Exhibit 10.5

May 22, 2013

Mr. Benjamin S. Stump

Dear Ben,

I am pleased to offer you the position of Senior VP and Chief Technical Officer for
Westell Technologies, Inc. (the “Company”) reporting to me.

This position is based in New Jersey, but will still require some travel to customer sites and Westell design centers as we have discussed previously.

Your start date in this role would be immediate upon acceptance of these terms. Your base salary for this position will be $235,000 per year ($9,038.46 per pay period). You will also be eligible for an incentive bonus annual target of $117,500, in accordance with the terms and conditions of the FY2014 Westell Technologies, Inc. and Subsidiaries
Performance Bonus Plan, Consolidated Company Plan (“Bonus Plan”). Your
participation in that plan will be based on the entire fiscal year (no proration), replacing the bonus terms of your previous interim position letter of March 11, 2013 and the bonus plan document sent to you dated May 3, 2013.

In addition to the compensation noted above, and upon final approval by the Board of
Directors, you will be awarded: 1) a grant of Restricted Stock Units for the equivalent of
100,000 shares of Company stock; and 2) you will be eligible to participate in the long-
term, performance-based equity program currently being developed by the Compensation
Committee for Company Officers. The Restricted Stock Units will be governed by the
Westell Technologies, Inc. 2004 Stock Incentive Plan, and will vest at 25% each year upon the anniversary of their grant. A condition of vesting of each award is that you remain employed at the Company on the applicable vesting date.

You will remain on the current Kentrox benefit programs until December 31, 2013 like the other Kentrox employees.

This offer substitutes for and replaces the terms of Letter Agreement dated March 11,
2013 between you and Westell, Inc. Upon acceptance of this offer, the Letter Agreement dated March 11, 2013, and all prior agreements between you and Kentrox or between you and the Company and its subsidiaries, will be terminated and have no continuing force or effect.

The appointment as an Executive Officer and the above arrangements are subject to final approval of the Company Board of Directors and its Compensation Committee, which we anticipate receiving at the next meeting, scheduled for June 17, 2013.

Sincerely,

/s/ Richard S. Gilbert

Richard S. Gilbert
President and Chief Executive Officer

Accepted:

/s/ Benjamin S. Stump            5/22/2013
_________________________    _______________
(signed)                (date)